December 11, 1995



Contour Medical, Inc.
3340 Scherer Drive
St. Petersburg, Florida  33716

     Re:  SEC Registration Statement on Form S-1

Ladies and Gentlemen:

     We are counsel for Contour Medical, Inc., a Nevada corporation (the "Company") in connection with a proposed public offering under the Securities Act of 1933, as amended, of 969,225 shares of Common Stock, $.0001 par value ("Common Stock") of the Company issuable upon the exercise of certain outstanding common stock purchase warrants and 600,000 shares of Common Stock issuable upon the conversion of certain outstanding preferred stock through a Registration Statement on Form S-1, to which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission").

     In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction of the following:

     (1) Articles of Incorporation of the Company as filed with the Secretary of State of the State of Nevada, as amended.

     (2) Minute book containing the written deliberations and resolutions of the Board of Directors and Shareholders of the Company.

     (3) The Registration Statement and the Preliminary Prospectus contained within the Registration Statement.

     (4) The other exhibits to the Registration Statement to be filed with the Commission.

     We have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

     Based upon the foregoing and in reliance thereon, it is our opinion that: (a)(i) the 119,225 shares of Common Stock issuable upon the exercise of the Class B Common Stock Purchase Warrants, (ii) the 300,000 shares of Common Stock issuable upon the exercise of the Class C Common Stock Purchase Warrants, and (iii) the 550,000 shares of Common Stock issuable upon the exercise of the Consultant's Warrants will, upon the purchase, receipt of full payment, issuance and delivery in accordance with the terms of the offering described in such Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable; and (b) the 600,000 shares of Common Stock issuable upon the conversion of the shares of the Company's Series A Convertible Preferred Stock outstanding will, upon conversion of such Preferred Stock in accordance with the terms of the offering described in such Registration Statement, be duly and validly authorized, legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part thereof.

                               Very truly yours,

                               JON D. SAWYER, P.C.

                               By /s/ Jon D. Sawyer
                                   Jon D. Sawyer